UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

FNB Corporation Shareholders Committee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FNB CORPORATION SHAREHOLDERS COMMITTEE

P. O. Box 6022

Christiansburg, VA 24068

October 8, 2007

FOR INFORMATION ONLY – NO PROXIES ARE BEING SOUGHT AT THIS TIME

Dear Fellow FNB Shareholder:

You have already received a letter from management of the Company and one from the Shareholders Committee regarding the proposed merger of FNB into Virginia Financial Group. You will receive proxy information in addition to other communications from both management and the Shareholders Committee.

WE URGE YOU TO WAIT UNTIL YOU RECEIVE BOTH THE COMPANY’S AND THE COMMITTEE’S PROXY MATERIALS BEFORE SIGNING AND SENDING IN ANY PROXY.

The Shareholders Committee has already expressed to you its view that this sale is not beneficial to shareholders and is not in the best interest of the employees or the communities and customers served by FNB. Enclosed is a comparison prepared by the Committee showing management’s proposal and the results that will exist if you reject that proposal.

We enclose for your consideration an economic analysis of the proposed transaction by Vittorio Bonomo, Ph.D., Associate Professor of Finance at Virginia Tech. The analysis was performed at the request of the Committee. We also enclose for your consideration three unsolicited letters. One is from a Radford, Virginia accountant, one is from a former Wall Street bank mergers & acquisitions specialist, and one is from the former Chief Financial Officer of Salem Bank & Trust, which was acquired by FNB Corporation a few years back.

We invite your assistance in resoundingly defeating this proposal and sending a clear message to the Board of Directors that it is time for a change in the direction of the Company.

Please review both proxy statements carefully when they are received from the Company and the Shareholders Committee, and then send in your proxy to the Shareholders Committee.

Sincerely yours,

/s/ Shirley Martin	/s/ Richard P. Gordon	/s/ Conrad O’ Brien
Shirley Martin, Chair	Richard P. Gordon	Conrad O’ Brien
540-382-3170	540-639-9621	540-387-2405
shimar57@msn.com	rpg@htbowling.com	mimibops@comcast.net

/s/ Kenneth S. Bowling	/s/ Daniel D. Hamrick	/s/ Nelson J. Wimmer
Kenneth S. Bowling	Daniel D. Hamrick	Nelson J. Wimmer
540-639-9621	540-382-0131	540-382-3521
ksb@htbowling.com	danhamrickatty@verizon.net

/s/ Kendall O. Clay	/s/ Willard H. (Billy) Maddy
Kendall O. Clay	Willard H. (Billy) Maddy
540-639-9623	540-381-2121
claylaw@usit.net	billymaddy@ntelos.net

/s/ H. Douglas Covington	/s/ Carl N. McNeil
H. Douglas Covington	Carl N. McNeil
540-552-1720	540-382-0271
mcneilre@mcneil-inc.com

FNB SHAREHOLDERS COMMITTEE COMPARISON

MANAGEMENT	SHAREHOLDERS COMMITTEE

HIGHLIGHTS

• SELL THE BANK WITH NO BENEFIT TO SHAREHOLDERS	• Defeat the proposed merger

• A phase out of the CEO with increased compensation and no assigned responsibilities	• THERE IS NO NEED FOR THIS SALE OR ANY OTHER SALE

• Honor of serving as a director of a statewide bank with an anticipated increase in compensation	• Restore FNB to former position as a high performing community bank of choice

• FNB deposits will fund growth in other markets in Virginia	• Provide

• to customers – community bank services of favorable rates

• to employees – stability in the work environment and compensation that is equitable to all employees

• to shareholders – high performance and enhanced return on equity resulting in increased shareholder value

EMPLOYEES

• Immediate loss of 30 FNB jobs and additional losses to reach $5.0 M reduction in combined payroll	• NO LOSS OF EMPLOYMENT. WITH IMPROVED PERFORMANCE BANK WILL NEED ADDITIONAL PERSONNEL

• Anticipated future sale to get premium for shareholders	• No justification for any sale

• will result in further loss of employment	• will return to status of high performing bank with increased profit, employment and dividends

• improve ROE to 13.15 by improving loan to deposit ratio (increase earnings by $5.9 M)

SHAREHOLDERS

• Management claims is MOE	• Is effectively a sale with little or no premium

• 1.585 share of VFG stock has	• Value equal to 1 share of FNB stock

• Projected cost savings of $9.0 M annually

•       Scott Andrews, founder of Business Aspirations, in an article entitled, “Keys to Successful Mergers”, notes
“ ...[c]ompanies who grow through acquisition have long histories of... laying off people as part of their restructuring and losing customers”

• Projections are subject to the accuracy of assumptions and performance under hypothetical market conditions in new markets	• WILL TAKE IMMEDIATE STEPS TO INCREASE PROFITABILITY AND SHAREHOLDER VALUE BASED ON PAST EXPERIENCE WITHOUT THE RISK AND UNCERTAINTY OF ENTERING NEW MARKETS

COMMUNITY

Barham Quotes:

• Top growth priorities are new markets in Virginia and beyond	• Increase profit by increase in loan to deposit ratio and avoid risk of failure in new markets

• Plans to use FNB’s deposit base to fund loan in higher growth markets in the state

•       Mark Muth of First Horizon National Corp.’s FTN Midwest Securities Corp. has stated “FNB has a reputation of having arguably the best deposit franchise in the state. When you have a great deposit franchise you can be an extremely profitable franchise whether or not you’re growing at some blistering rate that you see up in northern Virginia”

• Our future is in new markets	• FNB deposits will support growth in current markets

VOTE AGAINST THE PROPOSED MERGER

Vittorio Bonomo, Ph.D.

Consulting Financial Economist

1301 Oak Drive

Blacksburg, Virginia 24060

October 6, 2007

FNB Corporation Shareholders Committee

P. O. Box 6022

Christiansburg, VA 24068

REF: Economic Analysis of Proposed FNB-VFG Merger

You have asked that I perform an economic analysis of the proposed merger to assist FNB shareholders in evaluating the merits of the proposal. I have concentrated on the economic and financial factors that would affect the decision of a FNB shareholder as to whether or not to vote to ratify the decision of the FNB Board of Directors.

A brief Bio is attached which summarizes my experience in economics and finance, with particular reference to work performed in the banking and financial services areas.

Scope of Analysis:

For purposes of this analysis, the proposed transaction is considered a transfer of control over all current resources and operations of FNB to a combined entity to be controlled by the current management of VFG. The important question to be analyzed is whether the proposed compensation or premium over the current value of FNB stock is adequate in the sense of being a level of compensation that would be achievable under existing market conditions.

This analysis will not attempt to answer the question as to who is the “buyer” or “seller” in this proposed transaction. The plain fact is that the proposal contemplates a transfer of control over FNB resources and operations to a management group controlled by current VFG management. Individual FNB shareholders must decide whether the proposal provides for sufficient compensation for the transfer of control.

Economic Analysis versus “Fairness Opinion” by Davenport & Co.:

Davenport and Co. has rendered a fairness opinion to the FNB Board of Directors. It is important to understand that their opinion is not for the benefit of stockholders nor an indication or recommendation as to how stockholders should vote on the merger. The opinion is based on the assumptions and forecasts prepared by management of VFG and FNB.

The important consideration for stockholders in deciding how to vote on the proposed merger is their assessment of the assumptions and whether the proposed deal makes sense from a stockholder’s perspective. Hopefully, the economic analysis presented in this letter will assist shareholders in making a well-informed decision.

Stockholders should read “Opinion of FNB’s Financial Advisor” contained in the VFG/FNB S-4 and Annex E attached thereto, where it is stated, among other things,

“Further, the Davenport opinion is not a recommendation to any FNB shareholder as to how he or she should vote with regard to the merger. Davenport was not retained as an advisor or agent to FNB’s shareholders or any other person, and is acting only as an advisor to FNB’s board”.

The Proposed Compensation:

At the time of the approval of the transfer of control by the FNB Board of Directors, the market price of FNB stock was approximately $32.00 per share. The then-current market price of VFG stock was such that the number of shares to be awarded to each share of FNB would provide for an exchange value of approximately $32.75 per share. Thus, the proposed compensation was 75 cents per share to FNB shareholders in exchange for the transfer of control over FNB resources and operations.

It is imperative that an independent analysis of the fair market value for the transfer of control be provided, as measured by the expected value of the compensation under alternative measures of such value.

Determination of the Fair Market Value for the Transfer of Control:

There are two accepted methods for determining the appropriate level of compensation for a transfer of control. The first is called the Multiple-over-Book Method. In this method, the book value of the stock held by stockholders who were to be compensated for the transfer of control is the base value upon which such calculations are made. At the time of FNB Board approval of the transaction, the book value per share of FNB stock was approximately $24.20.

In such transfer of control cases, for banking operations of approximately the size of FNB, a typical multiple of 2.7 can be observed. Applying that typical multiple, the total compensation to FNB shareholders would be approximately $65.34 (2.7 x $24.20). With a then-current market price of about $32.00 per share, the compensation for the transfer of control is calculated to be about $33.34 per share. This is a significantly higher level of compensation that is being proffered in the proposed transaction with VFG, where the level of compensation was only 75 cents per share.

The second method of determining a fair market value to compensate for the transfer of control is the Tender Offer Method, where the market value of FNB shares would become the basis for the calculation of the appropriate level of compensation. A “tender offer” is an offer made directly to shareholders of a “target” company to buy their stock and accomplish a transfer of ownership and control. The “tender price” is the price offered for the shares. The “tender offer premium” is the difference between the market price of the stock just prior to the tender offer and the tender price. As stated earlier, the market price of FNB stock was approximately $32.00 per share at the time when the FNB Board of Directors approved the transfer of control.

It is well documented in the financial literature, based on extensive studies of tender offers in a wide variety of industries, including banking, that the market price of stocks is usually undervalued since it does not reflect the value of achieving control of a company. This undervaluation is reasonable because the quoted market price reflects the purchase of a small quantity and does not include a control premium. The evidence in the financial literature is that market prices are between 60 percent and 70 percent of the value to someone seeking control.

Based on this method of determining fair market compensation, the “tender price” for FNB stock should range between $45.71 and $53.33 per share. This would indicate the market determined compensation for the transfer of control would range from $13.71 to $21.33. With this method of determined fair market compensation for the transfer of control should be, at a minimum, $13.71 as compared to the proposed 75 cents a share offer in the VFG proposal.

It is clear from even the most conservative application of the two methods of determining a fair market value for the compensation to FNB shareholders that the proposal, as approved by the FNB Board of Directors, provides for an exceedingly low level of compensation. Hopefully, this analysis will permit FNB shareholders who are being asked to approve the action of the Board of Directors of FNB to be better informed as to what would constitute a fair and reasonable compensation for the transfer of control. The Board of Directors of FNB has agreed to an almost insignificant compensation level (75 cents per share) to FNB shareholders for the transfer of control, but such agreement cannot stand without ratification by the shareholders.

Other Factors of Importance:

There are a number of other factors that directly affect the desirability of stockholder ratification of the proposal for transfer of control to VFG. These are:

•

The total compensation to FNB shareholders, estimated to be $32.75, is not in cash. The “currency” used in this transaction with VFG is worth less than cash because that “currency” is VFG stock. Based on the historical record of managerial and financial performance of VFG, there is considerable risk that the ultimate cash-in value of the compensation for FNB shares will be significantly less than $32.75. If the transfer of control was being proposed by a more successful management team, the potential risk would be significantly less. In this more risky situation, the total level of compensation would have to be adjusted upwards from the estimated levels provided by this analysis. In any event, 75 cents a share to FNB shareholders is not only too low for a normal risk situation but is even more deficient in what is apparently an above normal risk situation. If any FNB shareholder wants to “cash-in” their stock, for whatever reason, they can easily do so by selling their stock on the open market, and receive real cash, not a risky security, in return.

•

The current management group of VFG has stated that they intend to move deposit funds acquired from within the FNB market area to make loans in other, faster growing areas of the state. This export of deposit funds from the New River and Roanoke Valley markets will seriously impair the economic development of the areas where a great majority of the FNB shareholder work, own businesses and real estate, and are depended upon for the financial support for the provision of local services. FNB has achieved a high penetration of deposits in its markets because of its longtime commitment to providing loans to individuals and businesses. As a result, these FNB market area individuals and businesses have prospered. Ratification of the proposal to transfer control to a management group which intends to move locally-derived funds to other areas of the state will undoubtedly affect the financial interests in businesses and in real estate currently owned by FNB shareholders. It is extremely doubtful that the proposed 75 cent per share compensation would adequately compensate for the loss of wealth and income that could result from such a diversion of deposit resources.

•

The appropriate place to ensure that deposits of FNB market areas are not exported to other areas of the state is by refusing to ratify this proposal. The compensation for the transfer of control is too small to justify the loss of deposits and economic wellbeing of the areas where most FNB depositors reside, work, and operate businesses.

•

Those who would benefit directly from the consummation of the proposed transaction have argued that this would not be a transfer of control over FNB resources and operations to VFG since the combined entity would have a larger number of shares owned by former FNB shareholders than by existing VFG shareholders. That doesn’t matter because the board of directors and executive management control a company. In this proposal, all of the key officers of VFG will stay in place – CEO, COO, and CFO – and VFG will control the board. It is stated that, for a period of three years, the board will be “balanced” with an equal number of directors from FNB and from VFG. However, it must be noted that Mr. Heath will go on the board as one of the FNB representatives, but he will be employed by VFG, maintain his office in Culpeper or Charlottesville, report to the CEO, and for all significant purposes, will be a VFG director. Thus, from day one, VFG will continue with its CEO, COO and CFO, and will have a majority of the reconstituted board.

Summary and Conclusions:

The analysis presented in this document was designed to determine whether the proposed compensation to FNB shareholders was sufficient to warrant ratification of the proposed transaction. The analysis clearly demonstrates that there is a substantial deficiency in what would be reasonably considered adequate compensation.

The claim of the proponents of this transaction is that this is a “Merger of Equals” and for that reason there is no economic justification for either group of shareholders, VFG or FNB shareholders, to be compensated beyond the current market values of their stock. But while this may be a merger of two firms that are fairly comparable in size and in recent operating performance, the control of the resulting combined entity is clearly intended to be given to the current management of VFG.

One could imagine what the reaction of VFG shareholders would be if it were proposed that the current management of FNB will essentially end up controlling the combined entity, and that it would be headquartered in Southwest Virginia. Couple that redirection of the power towards Southwest Virginia with a stated intention that deposit funds will be moved out of the current VFG central Virginia markets to serve other more dynamic markets. The metrics would then be reversed and it would be necessary to provide the VFG shareholders with additional compensation to get their approval to this transaction.

It is important that the FNB shareholder fully understand what is being proposed, as well as the implications for the FNB market region. Only then can a FNB shareholders make a well-formed assessment as to whether there has been sufficient compensation provided to the FNB shareholders. This analysis demonstrates that there is likely a serious deficiency in the level of compensation offered to FNB shareholders.

Based on my analysis and all of the factors considered in this letter, it is my opinion that FNB shareholders would not be well served by approving the merger.

Respectfully submitted,

/s/ Vittorio Bonomo
Vittorio Bonomo

BIO FOR VITTORIO BONOMO

Vittorio Bonomo

•	Associate Professor of Finance

•	Department of Finance, Insurance and Business Law

•	Virginia Polytechnic Institute and State University

•	Blacksburg, Virginia 24061

Education

•	B.S., Economics, Duquesne University, 1962

•	Ph.D., Economics, Brown University, 1969

Fields of Specialization

•	Economics of Financial Institutions and Markets

•	Financial Economics

•	Econometrics and Time Series Analysis

•	Corporate Treasury Financing and Operations

•	Valuation of Closely-Held Companies

•	Valuation of Intellectual Property

Publications

A total of 35 publications in academic journals and books. Contact author for a complete list.

Papers Presented and Program Appearances

Contact author for a complete list.

Contract Research, Special Projects and Assignments

•

Bank Data Project. Data collection and analysis project with financial support provided over a three year period (June, 1972 through May, 1975) in the amount of $38,000 by a Consortium of commercial banks, savings and loan associations, and finance companies in the Fifth Federal Reserve District. Project renewed for periods June, 1976 through May, 1980 and June, 1980 through May, 1983.

•	Contract Research. The Wachovia Corporation (One-bank holding company) two-year project investigating the anti-trust factors involved in the acquisition of American Credit Corporation, 1971-1973.

•	Research Associate. National Science Foundation Grant GS-081487, Professor David Meiselman, Principal Investigator. Project Title: Alternative Measures of Impacts of Monetary Policy.

•

Special Consultant-Investigator. Appointed by the State Corporation Commission of the Commonwealth of Virginia. Upon suspension of the Commissioner of Banking, I was asked to review all of the regulatory procedures of the State Banking Department and to report directly to the Commission, 1973.

•	Contract Research. Comprehensive analysis of performance of Foreign Exchange Departments of Eastman Kodak and Digital Equipment Corporation., 1987.

Representative Expert Testimony and Legislative Appearances

•	Testimony before the North Carolina Banking Commission, Raleigh, NC on subject of banking markets, 1970-1971.

•	Testimony before U. S. District Court, Charlotte, NC on subject of anti-trust law and economics of banking markets, 1971.

•	Testimony before Regional Administrator of National Banks, Richmond, VA on subject of banking markets, 1970-1980.

•	Testimony before State Corporation Commission, Richmond, VA on subject of regulation of small loan companies, 1974-1978.

•	Testimony before U.S. District Court, Richmond, VA on subject of determining solvency of financial institutions, 1974.

•	Testimony before Joint Subcommittee of the Committees on Finance of the House of Delegates and the Senate of the Commonwealth of Virginia on taxation of financial institutions, 1980.

•	Testimony before U.S. Federal District Court, Abingdon, Virginia on subject of appropriate royalties due multiple landowners in Natural Gas extraction contract, 2000-2001.

Miscellaneous Biographical Information

•	University Fellow, Brown University, 1962-1964.

•	H. B. Earhart Fellow, Brown University, 1964-1965.

•	Ford Foundation Doctoral Dissertation Fellow, 1965-1966.

•	Nominating Committee, Southern Economic Association, 1971-1972.

•	Director, Virginia Tech Employees Federal Credit Union, 1976-1978.

•	Director, Virginia Association of Economists, 1977-1978.

•	Director of Fellowship Awards, Technical Associates Fellowships in Applied Economics, VPI Educational Foundation, 1978-Present.

•	Member, Governor’s Advisory Board of Economists, Commonwealth of Virginia, 1977-1982.

•	Managing Editor, MONEY RATE REPORT, Commonwealth Research Group, 1980-1981.

•	Director of Research, National Association of Corporate Treasurers, 1982-1983.

•	Vice-President & Treasurer, Bonomo’s, Inc., 1973-Present.

•	Chairman, Board of Directors, National Association of Corporate Treasurers, 1982-1983.

•	Executive Director, National Association of Corporate Treasurers, 1983-1984.

•	Managing Editor, Journal of Corporate Finance, 1984-1986.

BLAKE & MOODY, LLP

CERTIFIED PUBLIC ACCOUNTANTS

117 THIRD AVE., P.O. BOX 310

RADFORD, VIRGINIA 24143

ROBERT L. BLAKE, CPA		TELEPHONE 540/639-9611
C. DENNIS MOODY, JR., CPA		FAX 540/633-2438
	October 5, 2007	E-MAIL bmcpas@usit.net

FNB Corporation Shareholders Committee:

FNB Corporation management has termed the deal with Virginia Financial Group a merger of equals. However, the press release to the Associated Press on July 26, 2007 from Virginia Financial Group states, “it will buy rival FNB Corp for about $240 million.” Under the agreement, the FNB shareholders will receive 1.5850 shares of Virginia Financial Group common stock. This is a purchase. In accounting terms, the assets of FNB will be recorded on the books of VFGI as assets owned by VFGI. Upon consummation of the FNB acquisition, FNB will no longer exist. This is not a merger.

The acquisition agreed upon price per share to FNB Shareholders is $32.43 per share; a minimal premium is added to the current FNB stock value. Management’s contention that the FNB shareholders will own more than one-half of the combined company is based only on the fact that FNB shareholders have more outstanding stock than does the VFG shareholders. The deal still results in Virginia Financial Group as the surviving bank.

The management team will be located in Charlottesville, VA. Mr. Bill Heath, the current FNB Corp, president and CEO will become chairman of VFG. But when he retires in two years, who will be the next chair? Financial professionals know that the de-facto headquarters of any organization is where the chairman, President, and CEO are housed. In this deal, the de-facto headquarters is Charlottesville, VA. The operations center is to remain in Christiansburg, VA, but management will be in Charlottesville, VA

FNB management has said that FNB needs to have a broader base of customers with greater scale and higher lending limits. In actuality, FNB has lost customer base in the New River Valley because management put its efforts towards the Roanoke and Bedford markets. I have large clients in the New River Valley that have left FNB because they were not getting the service they now have at other banks. If management had taken care of its customer base (a 42% market share in the NRV), it would not have to go to Charlottesville and Richmond for new customers.

FNB had a mortgage loan office located at Hilton Head, S.C. for several years. This loan production office recently closed because it lost approximately $3 million. Now, this is an example of how management broadened its customer base. Higher lending limits can produce larger, higher risk, non-performing loans FNB currently has an $11.5 million non-performing loan. Do the FNB shareholders want to increase this risk with higher lending limits? I do not think so.

In management’s explanation concerning this deal, not one word has been mentioned about any other banking group merger possibilities. There are other independent banking groups in Virginia. In addition, there are community banks with a similar culture in Virginia that would be compatible with FNB. Why is the deal with VFG the only one pursued? No one has answered this question. In addition, the other independent, community banks referred to here are not large bank subsidiaries, such as BB&T, SunTrust, and Bank of America.

The FNB Corp. board of directors tired to avoid an outright sale of FNB to a larger financial institution. Instead, the board chose a sale to a bank group of similar size with minimal premium to the shareholders. And, only a few jobs at the FNB headquarters in Christiansburg will be lost (estimated at 30), but the board has not mentioned future transfers of management jobs to Charlottesvile, where the management team will be operating from. Thus, leaving only the bank’s worker bees and a few supervisors in Christiansburg.

I have reviewed this proposed transaction from management’s point of view, and I conclude that there is very little to be gained by the FNB shareholders and employees if the acquisition transaction is approved. Management asserts that value will be added in the future for a future take-over of the new holding company. That is a lot of speculation. Recent mergers/takeovers of target banks (FNB is the target bank) have proven that market share does not improve by just buying assets. If management would put forth a rejuvenated effort to service the existing customer base, then FNB would not have to go beyond its current market for growth.

Very Sincerely,

/s/ Robert L. Blake, CPA
Robert L. Blake, CPA

*        *        *        *        *

THE FNB CORPORATION SHAREHOLDERS COMMITTEE RESPECTFULLY URGES YOU TO READ BOTH THE PROXY MATERIALS YOU RECEIVE FROM THE COMPANY AND FROM THE SHAREHOLDERS COMMITTEE AND THEN VOTE YOUR SHARES AGAINST THE PROPOSED MERGER.

October 4, 2007

Dear FNB Shareholders:

I am sure that by now you have received information concerning the proposed “acquisition” of FNB Corporation by Virginia Financial Group.

As former Senior Vice President and Chief Financial Officer of Salem Bank and Trust, which was acquired by FNB Corporation, I encourage you to please vote against this proposal.

If you compare the information previously provided to you by management and the FNB Shareholders Committee, which opposes this acquisition you will find that the proposal is not in the best interest of the shareholders, as it does not enhance shareholder value.

Likewise the proposal is not in the best interest of the employees, who have apparently been led to believe that if the proposal were not approved there would be more than the 30 FNB jobs loss because another larger bank would step in and pick up the spoils of the failed merger. I don’t think this to be the case. In my 40 years of banking I have been through several mergers in which promises made by the acquiring bank last for only short periods of time before they no longer seem to serve the goals and objectives of the acquirer.

An article in the July 30, 2007 American Banker announced the proposed transaction of the “sale” of FNB for $32.43. A February 22, 2007 presentation to the FNB Board of Directors by Davenport & Company, LLC noted that “FNB is in control of its own destiny – it does not need to do any affiliation.”

The presentation further showed that the median imputed value would be $58.06 per share rather than the $32.43 per share offered in the proposal.

In the same article, Mark Muth, an analyst at First Horizon National Corp.’s FTN Midwest Securities Corp., observed that FNB has “a reputation of having arguably the best deposit franchise in the state.”

The article also quoted O. R. Barham, Jr., who will remain as President and CEO of Virginia Financial Group, the surviving entity, as saying, “But I think the future for us is in new markets.” The article notes that Barham plans to use FNB’s deposit base to fund loans in higher growth areas within the state.

Obviously by using FNB’s deposit base to fund growth in other markets will have a negative effect on the growth and development of the New River and Roanoke Valleys, Bedford County and Smith Mountain Lake areas.

As pointed out by Board member Daniel Hamrick, “The logical consequence is further loss of jobs, further loss of deposits, further loss of loans and an erosion of the local economy.”

I appreciate your taking the time to consider my letter and to vote NO and would ask that you either call me at (540) 375-0012 or email me at groseberry48@comcast.net to let me know if you are willing to join with me in defeating this proposal.

Thank you, and I look forward to hearing from you.

/s/ Gill R. Roseberry
Gill R. Roseberry

HERON HILL CORPORATION

P.O. BOX 8208

SHAWNEE MISSION, KANSAS 66208-0208

(913) 432-1500

BRADFORD M. JOHNSON
PRESIDENT

September 17, 2007

FNB Shareholders Committee

PO Box 6022

Christiansburg, VA 24068

Sirs:

Although I’m only a small shareholder in FNB, I wanted to thank you for your efforts on behalf of shareholders.

As a former Wall Street bank mergers-and-acquisitions specialist and bank observer for close to forty years, I echo one idea in your letter:

Once a bank has decided to sell, it should try to get the highest price possible for its shareholders. Notions of achieving nonfinancial objectives in bank sales usually result in disappointment: Acquirors eventually get around to doing whatever they want, typically within twelve to twenty-four months.

Sincerely,

/s/ Bradford M. Johnson
Bradford M. Johnson